Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement of Terrestrial Energy Inc. (the “Company”) on Form S-1 (File No. 333-291796) of our report dated March 30, 2026, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2025 and 2024 and for the two-year period ended December 31, 2025, appearing in the Prospectus Supplement, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY

March 30, 2026

An Independent Member of Urbach Hacker Young International